Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners of Evolve Transition Infrastructure LP and the Board of Directors of Evolve Transition Infrastructure GP LLC

Evolve Transition Infrastructure LP:

We consent to the incorporation by reference in the registration statements (Nos. 333-202578, 333-210783, 333-217007 and 333-230273) on Form S-8, and (Nos. 333-218570 and 333-223569) on Form S-3 of Evolve Transition Infrastructure LP of our report dated March 16, 2021, with respect to the consolidated balance sheets of Evolve Transition Infrastructure LP as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Evolve Transition Infrastructure LP.

Our report dated March 16, 2021 contains an explanatory paragraph that states that the Partnership’s inability to generate sufficient liquidity to meet future debt obligations raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Houston, Texas

March 16, 2021